BILL OF SALE


     This Bill of Sale ("Bill of Sale") is executed and delivered as of March 13, 1999 ("Effective Date"), by ACTION DELIVERY SERVICES, INC., a Texas corporation ("ADS"), and ACTION WAREHOUSE SERVICES, INC., a Texas corporation ("AWS") (ADS and AWS are hereinafter individually and collectively called "Seller") to KNIGHT ACQUISITION CORPORATION, an Arizona corporation ("Buyer"). RECITALS

     A. Seller, Buyer, Bobby R. Ellis and Frances Ellis, husband and wife ("Ellis"), and Knight Transportation, Inc., an Arizona corporation ("Knight"), are parties to that certain Asset Purchase Agreement dated March 13, 1999 ("Purchase Agreement"). In accordance with the Purchase Agreement, Seller has sold and assigned to Buyer, and Buyer has purchased and acquired from Seller, the Business and Assets, as more particularly described therein.

     B. The terms and provisions of the Purchase Agreement require, among other things, that Seller execute this Bill of Sale, transferring and assigning to Buyer all of Seller's rights in certain Assets (as such term is defined in the Purchase Agreement) of Seller relating to the Business.

     C. Capitalized terms which are used in this Assignment but which are not defined specifically in this Assignment will be ascribed the meanings contained in the Purchase Agreement.

                                    AGREEMENT

     In consideration of the purchase of the Business by Buyer and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller makes the following conveyances to Buyer:

     1. TRANSFER OF PERSONAL PROPERTY. Seller hereby grants, sells, transfers, assigns, and conveys to Buyer, its successors and assigns, all the personal property owned by Seller and situated upon and/or used in connection with the ownership, operation or occupancy of the Business, which includes (without limitation) the items listed on the attached Schedule "1" (the "Personal Property").

     2. PROPERTY NOT TRANSFERRED. Notwithstanding anything to the contrary contained in this Bill of Sale, the term Personal Property shall not include any hazardous or toxic wastes or substances which may be located upon, on or in the real property occupied by the

Business as of the date of this Bill of Sale and any property explicitly excluded under the Purchase Agreement. All such hazardous or toxic wastes or substances are and shall remain the property of Seller and Seller shall be responsible for the immediate removal and proper (lawful) disposal of all such hazardous or toxic wastes or substances.

     3. WARRANTY OF GOOD AND OPERATING CONDITION. Seller warrants to Buyer that all of the Personal Property is in good condition, ordinary wear and tear excepted, and, if applicable, is in good operating condition.

     4. WARRANTY OF TITLE.  Seller hereby represents and warrants to Buyer that:
(i) Seller is the sole owner of all of the Personal Property and has good and marketable title to all of the Personal Property; (ii) Seller has all requisite power and authority to sell, transfer and convey the Personal Property to Buyer and Seller has obtained all consent(s) and approval(s) required to transfer the Personal Property to Buyer; and (iii) the Personal Property is free and clear from all pledges, liens, claims and encumbrances of any type or nature. Seller agrees, at its sole cost and expense, to defend title to the Personal Property against all claims or demands of any type or nature.

     5. TRANSFER OF WARRANTIES, CLAIMS AND CAUSES OF ACTION.

          (a) Seller hereby transfers and assigns to Buyer any and all warranty and other rights, claims, and causes of action of Seller relating to the Personal Property which may be enforceable against manufacturers, distributors, suppliers, vendors, or services of the Personal Property (collectively, the "Warranties").

          (b) Seller represents and warrants to Buyer that Seller has delivered to Buyer the originals, or, if the originals are not available, copies of all written document(s) Seller (or Seller's agents or representatives) has/have within its/their possession or control relating to the Warranties or the
Personal Property, including, without limitation, all manuals, warranty documents, instructions and other matters.

          (c) With respect to any of the Warranties which cannot be effectively transferred to Buyer without the consent of third parties, Seller will endeavor to obtain such consents promptly and, if unobtainable or if such Warranties are enforceable only by Seller, to use Seller's best efforts to assure to Buyer the benefits of the Warranties.

     6. WARRANTY OF AUTHORITY. The person(s) executing this instrument on behalf of Seller represent(s) and warrant(s) that (s)he is duly authorized and empowered to do so and that all necessary signatures and approvals of persons with an ownership interest in Seller have been obtained so as to make this instrument legally enforceable and effective in accordance with its terms.

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
     7. BUYER'S RIGHTS. Buyer's Rights under this Bill of Sale are in addition to and not in limitation of Buyer's rights under the Purchase Agreement.

     8. ADDITIONAL ACTS. Seller agrees, at its sole cost and expense, to perform, execute and/or deliver or to cause to be performed, executed and/or delivered such additional documents and/or assurances as Buyer may reasonably request to insure, secure or perfect Buyer's interest in any item transferred to Buyer by this Bill of Sale or otherwise fully and effectively carry out the intent and purpose of this Bill of Sale.


     IN WITNESS WHEREOF, this instrument is executed and delivered as of the 13th day of March, 1999.


                                  SELLER:

                                  ACTION DELIVERY SERVICES, INC., a
                                  Texas corporation


                                  By: /s/ Bobby R. Ellis
                                     --------------------------------
                                        Bobby R. Ellis, President


                                  ACTION WAREHOUSE SERVICE, INC., a
                                  Texas Corporation


                                  By: /s/ Bobby R. Ellis
                                     --------------------------------
                                         Bobby R. Ellis, President


                                  BUYER:

                                  KNIGHT ACQUISITION CORPORATION,
                                  an Arizona corporation


                                  By: /s/ Kevin P. Knight
                                     --------------------------------
                                     Kevin P. Knight, Chief Executive Officer

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
                                  SCHEDULE "1"
                                       TO
                                  BILL OF SALE

         The Personal Property shall include all Assets, as such term is defined in the Purchase Agreement, including, without limitation, all right, title and interest in and to all assets of every nature and description of Seller, all properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 2.3 of the Purchase Agreement, including, but not limited to, the following assets:

          (1) all equipment (including, without limitation, tractors, trailers and computer equipment), inventory, investments, work in progress, machinery, tools, goods, supplies, vehicles, furniture, fixtures and other tangible personal property;

          (2) the names "Action Delivery Service, Inc." and "Action Warehouse Services, Inc." and related telephone numbers, including, but not limited to,
(800) 527-0032, together with Seller's right to use the names and goodwill, if any, associated with the names;

          (3) all information, files, records, correspondence, data, plans, contracts and recorded knowledge, including customer and supplier lists relating to the Assets and the Business;

          (4) all investments in equity securities and bonds of independent third parties;

          (5) all cash on hand as of the Closing Date, except any cash representing proceeds from overdrafts or proceeds to which any factor may be entitled;

          (6) all goodwill, if any, associated with the Assets and the Business;

          (7) all prepaid expenses, unbilled costs and fees, and all warranty reserves;

          (8) all licenses, permits, approvals or authorizations;

          (9) 4127.8190 shares of K-Mart Coroporation common stock; and

          (10) the personal property described on the list attached hereto.

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